Exhibit 99.67

Execution Copy

VOTING AND SALE AGREEMENT

THIS VOTING AND SALE AGREEMENT (this “Agreement”), dated as of June 20, 2013, is entered into among Sprint Nextel Corporation, a Kansas corporation (“Sprint”), the Person named on Schedule A hereto (the “Stockholder”), solely in its individual capacity as a stockholder of Clearwire Corporation, a Delaware corporation (“Clearwire”), and, solely for purposes of Section 9, Section 11(m) and Section 11(n) of this Agreement, Starburst II, Inc., a Delaware corporation (“Starburst”).

W I T N E S S E T H:

WHEREAS, Clearwire, Sprint and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint (“Acquisition Corp.”), are parties to an Agreement and Plan of Merger, dated as of December 17, 2012 (as amended by the First Amendment to Agreement and Plan of Merger dated as of April 18, 2013 and the Second Amendment to Agreement and Plan of Merger dated as of May 21, 2013, the “Existing Merger Agreement”), whereby Acquisition Corp. will be merged with and into Clearwire (the “Merger”) with Clearwire surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Sprint has proposed to Clearwire entering into a Third Amendment to Agreement and Plan of Merger amending the Existing Merger Agreement (the “Third Amendment” and the Existing Merger Agreement as it will be so amended upon execution and delivery of the Third Amendment by all parties thereto, the “Merger Agreement”) providing for an increase in the Merger Consideration to $5.00 per share in cash, without interest, less applicable withholding taxes, and modifications to certain other terms and conditions;

WHEREAS, the Stockholder, together with funds controlled by the Stockholder, is, was as of April 2, 2013 (the “Record Date”) and at all times since the Record Date has been the sole beneficial owner and holds, held as of the Record Date and at all times since the Record Date has held sole voting power with respect to the shares of Class A common stock, par value $0.0001 per share, of Clearwire (the “Class A Common Stock” and, together with the Class B common stock, par value $0.0001 per share, of Clearwire, the “Clearwire Common Stock”), set forth opposite the Stockholder’s name on Schedule A attached hereto (all of such shares of Clearwire Common Stock being hereinafter referred to as the “Existing Clearwire Shares” and, together with any shares of Clearwire Common Stock or other voting capital stock of Clearwire and any securities convertible into or exercisable or exchangeable for shares of Clearwire Common Stock or other voting capital stock of Clearwire, in each case that the Stockholder has or acquires ownership of on or after the date hereof, as the “Clearwire Shares”); and

WHEREAS, as an inducement to the willingness of Sprint to enter into the Third Amendment, the Stockholder has agreed to vote all of its Clearwire Shares pursuant to, and in accordance with, the terms and conditions of this Agreement and to certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants, promises, agreements, and releases contained herein, and for other valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Capitalized Terms. Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Existing Merger Agreement or the Merger Agreement if the Third Amendment has been executed and delivered by the parties thereto.

2. Voting of Shares. (a) During the Term (as hereinafter defined), the Stockholder hereby irrevocably and unconditionally agrees that, at any annual, special or other meeting of the stockholders of Clearwire (“Clearwire Stockholders”) called for the purpose of voting upon the adoption of the Existing Merger Agreement or the Merger Agreement and the approval of the transactions contemplated by the Existing Merger Agreement or the Merger Agreement, the approval of matters subject to a vote of the Clearwire Stockholders pursuant to the Note Purchase Agreement, or the approval of any Acquisition Proposal (a “CIC Stockholders Meeting”), and at any adjournment or postponement thereof, the Stockholder will:

(i) appear in person or by proxy at each CIC Stockholders Meeting or otherwise cause all of the Clearwire Shares beneficially owned by the Stockholder at such time to be counted as present at such meeting for purposes of calculating a quorum (to the extent the Stockholder beneficially owned such shares on the record date for the CIC Stockholders Meeting);

(ii) vote (or cause to be voted) all of the Clearwire Shares beneficially owned by the Stockholder (to the extent the Stockholder beneficially owned such shares on the record date for the CIC Stockholders Meeting), in person or by proxy, (A) if the Third Amendment has been executed and delivered by the parties thereto, in favor of approving and adopting the Merger Agreement, (B) in favor of the matters to be voted upon by Clearwire Stockholders at the Parent Stockholders Meeting (as defined in the Note Purchase Agreement) pursuant to Section 7.01(c) of the Note Purchase Agreement (the “Note Issuance Required Vote”) and (C) if the Third Amendment has been executed and delivered by the parties thereto, in favor of any proposal to adjourn or postpone any CIC Stockholders Meeting to a later date (but prior to the expiration of the Term) if there are not sufficient votes for approval of such matters on the date on which such CIC Stockholders Meeting is held to vote on any of the foregoing matters (the “Covered Matters”); and

(iii) vote (or cause to be voted) all of the Clearwire Shares beneficially owned by the Stockholder at such time (to the extent the Stockholder beneficially owned such shares on the record date for the CIC Stockholders Meeting), in person or by proxy, against (A) any Acquisition Proposal (other than the Merger), (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement or, to the knowledge of the Stockholder, of Clearwire under the Merger Agreement or the Note Purchase Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, postpone, prevent, discourage, adversely affect or inhibit the timely consummation of the Merger, the issuance of the Notes (or Clearwire Common Stock or units of Clearwire Communications, LLC, a Delaware limited liability company (“Clearwire LLC”) for which such Notes will be exchangeable) pursuant to the Note Purchase Agreement or, to the knowledge of the Stockholder, the fulfillment of Sprint’s, Clearwire’s, Clearwire LLC’s or Acquisition Corp.’s conditions under the Merger Agreement or the Note Purchase Agreement or the Stockholder’s obligations under this Agreement or change in any manner the present capitalization of Clearwire or Clearwire LLC or the voting rights of any class of shares of Clearwire (including any amendments to Clearwire’s Certificate of Incorporation or Bylaws).

(b) The obligations of the Stockholder specified in Sections 2(a)(i), (ii) and (iii) shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of Clearwire (or any committee thereof).

(c) Except as expressly set forth in this Agreement, the Stockholder may vote the Clearwire Shares beneficially owned by it in its discretion on all matters submitted for the vote of stockholders of Clearwire.

3. [Intentionally Omitted]

4. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder, except as expressly provided in this Agreement, (a) has not entered, and shall not enter at any time during the Term, into any voting agreement, voting trust or option agreement with respect to the Clearwire Shares owned by the Stockholder, (b) has not granted, and shall not grant at any time during the Term, a proxy, a consent or power of attorney with respect to a CIC Stockholders Meeting and with respect to the Clearwire Shares owned by the Stockholder, and (c) has not taken and shall not take any action with the express intention of making any representation or warranty of the Stockholder contained herein untrue or incorrect or preventing or disabling the Stockholder from performing any of its obligations under this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Sprint as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate or other entity power and authority to execute and deliver this Agreement, and to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. No other corporate or other entity actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of and is enforceable against Sprint, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles.

(b) Ownership. As of the date hereof, (i) Schedule A attached hereto sets forth the Existing Clearwire Shares beneficially owned by the Stockholder and (ii) such Existing Clearwire Shares constitute all of the shares of Clearwire Common Stock beneficially owned by the Stockholder. The Stockholder has owned all of such Existing Clearwire Shares as of and at all times since the Record Date. There are no existing agreements or arrangements between the Stockholder or any of its affiliates, on the one hand, and any other Person, on the other hand, relating to the Existing Clearwire Shares beneficially owned by the Stockholder or any of its affiliates that would, either individually or in the aggregate, prevent, delay or impair the ability of the Stockholder to perform its obligations hereunder and to consummate the transactions contemplated hereby on a timely basis. The Stockholder has and will have at all times, directly or indirectly, through the Term, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Clearwire Shares beneficially owned by the Stockholder at any closing date of the Merger or any Sale, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Subject to Sections 7(a) and 11(a), the Stockholder has and, until consummation of the Merger or the Sale (as defined below) by the Stockholder of the Clearwire Shares of the Stockholder, will have, good and marketable title to the Clearwire Shares owned by the Stockholder, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and encumbrances of any nature whatsoever (“Liens”), except for Liens expressly provided in this Agreement.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to the Stockholder or by which any of its assets or properties is bound, (ii) conflict with any certificate of incorporation, bylaws or other organizational documents of the Stockholder or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of, or result in the creation of any Lien on, the Existing Clearwire Shares owned by the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Existing Clearwire Shares owned by the Stockholder is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of its obligations under this Agreement will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing (other than filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with or notification to, any Governmental Entity based on any applicable Law, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Entity that would impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Reliance by Sprint. The Stockholder understands, acknowledges and agrees that Sprint is proposing and, if executed and delivered by Clearwire, entering into the Third Amendment in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder understands and acknowledges that the Existing Merger Agreement governs the terms of the Merger and the other matters specified therein and if the Third Amendment is executed and delivered by the parties thereto, the Merger Agreement will govern the terms of the Merger and the other matters specified therein.

6. Representations and Warranties of Sprint. Sprint hereby represents and warrants to the Stockholder as follows:

(a) Authorization; Validity of Agreement; Necessary Action. It (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. No other actions or proceedings on its part are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and, assuming this Agreement constitutes a valid and binding obligation of and is enforceable against the Stockholder, this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles.

(b) No Violation. Its execution and delivery of this Agreement does not, and its performance of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to it or by which any of its assets or properties is bound, (ii) conflict with its certificate of incorporation or bylaws or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c) Consents and Approvals. Its execution and delivery of this Agreement does not, and, except for the receipt of the FCC Consent, its performance of its obligations under this Agreement will not, require it to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on any applicable Law, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7. Covenants of the Stockholder. The Stockholder hereby covenants and agrees that:

(a) Transfers. Except as expressly contemplated hereby or by the Existing Merger Agreement or the Merger Agreement or as required by a court of competent jurisdiction or by any applicable Law, during the time period from the date hereof through the expiration of the Term, the Stockholder shall not (directly or indirectly), sell, transfer, pledge, encumber, assign, distribute, hypothecate, tender or otherwise dispose of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law (collectively, a “Transfer”), or enforce the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Clearwire or any other person, or enter into any contract, option or other arrangement or understanding with respect to the voting of or any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Clearwire Shares beneficially owned by the Stockholder, any Clearwire Shares acquired by the Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into shares of Clearwire Common Stock, any other capital stock of Clearwire or any interest in any of the foregoing. Notwithstanding the foregoing, upon prior written notice to Sprint containing the name of the transferee and the number of Clearwire Shares Transferred, the Stockholder shall be permitted to Transfer Clearwire Shares beneficially owned by the Stockholder to (i) any member of the group disclosed in the Stockholder’s Statement on Schedule 13D to be filed with the SEC disclosing this Agreement, or to any controlled Affiliate of any such member, provided that such member is a party to a voting agreement with Sprint of even date herewith substantially identical to this Agreement (and such member certifies to Sprint’s reasonable satisfaction that such transfer is to a controlled Affiliate of such member), (ii) to any Affiliate of the Stockholder, provided such Affiliate agrees in writing with Sprint to be bound by the terms of this Agreement pursuant to a joinder or other documentation reasonably satisfactory to Sprint or (iii) in open market or other transactions (to any person other than DISH Network Corporation or an affiliate thereof), provided, in the case of clause (iii), (A) that such sale shall not be accompanied by a proxy or in any way be in derogation of the Stockholder’s obligations under Section 2 hereof and (B) the Stockholder shall have no obligation under Section 8 with respect to such Clearwire Shares transferred pursuant to this clause (iii). No such Transfer to any such Affiliate or member or controlled Affiliate of such member shall relieve the Stockholder of any of its obligations pursuant to this Agreement.

(b) Stock Dividends and Distributions. In case of a stock dividend or distribution, or any change in Clearwire Common Stock by reason of any stock dividend or other distribution of stock, split-up, recapitalization, reverse stock split, reclassification, reincorporation, combination, exchange of shares or the like, the term “Clearwire Shares” shall be deemed to refer to and include the Clearwire Shares as well as all such stock dividends and stock distributions and any securities into which or for which any or all of the Clearwire Shares may be changed or exchanged or that are received in any such transaction.

(c) Additional Shares. Until the expiration of the Term, the Stockholder shall notify Sprint promptly (and in any event within two Business Days) in writing of the number of any additional Clearwire Shares acquired by the Stockholder, if any, after the date hereof.

(d) Prohibited Actions. The Stockholder agrees that, until the expiration of the Term, the Stockholder shall not, and shall not knowingly permit any of the Stockholder’s representatives or agents to, (i) engage in any conduct described in Section 4.3(b)(i), Section 4.3(b)(ii) or Section 4.3(b)(iii) of the Existing Merger Agreement (or such sections of the Merger Agreement if the Third Amendment is executed and delivered by the parties thereto) as it relates to an Acquisition Proposal (other than the Merger) or (ii) exercise, assert or perfect, or attempt to exercise, assert or perfect, any rights under Section 262 of the DGCL with respect to the Merger.

8. Sale of Clearwire Shares upon Termination of Merger Agreement.

(a) Unless the Effective Time has previously occurred, upon the earlier of (i) October 15, 2013 (the “End Date”) and (ii) the termination of the Merger Agreement in accordance with its terms, Sprint shall promptly deliver notice thereof to the Stockholder (the “Termination Notice”), provided that, if, after using all reasonable efforts to obtain all necessary governmental approvals and third party consents to permit the Sale (as defined below), Sprint has not obtained such approvals by the End Date, Sprint shall be permitted to extend the End Date to the earlier of (A) two Business Days after the date Sprint obtains such governmental approvals or third party consents and (B) November 28, 2013. Upon the earlier of (i) the End Date and (ii) receipt of such Termination Notice and in accordance with this Section 8, Sprint and the Stockholder shall consummate the purchase by Sprint of all of the Existing Clearwire Shares set forth opposite the Stockholder’s name on Schedule A attached hereto and, in Sprint’s sole discretion, all or any portion of any additional Clearwire Shares then beneficially owned by the Stockholder, at a cash sale price per Clearwire Share equal to the greatest of (A) the Merger Consideration, (B) the highest price per share of Clearwire Common Stock paid or to be paid in the Merger (or in any similar merger, consolidation or similar transaction involving Sprint or one or more of its Affiliates and Clearwire consummated or entered into prior to the End Date or the date of delivery of the Termination Notice) or (C) $5.00, without interest (the “Sale”). Each of Sprint and the Stockholder agrees that it will (a) consummate the applicable Sale in accordance with this Section 8 and (b) provide any consents, approvals or other documents reasonably necessary to consummate such Sale.

(b) The closing of the Sale with respect to the Stockholder will take place at a location designated by Sprint and, if not on the End Date as provided in Section 8(a), on a date designated by Sprint that is no later than three Business Days after delivery of the Termination Notice to the Stockholder provided that (i) if Sprint determines in its reasonable discretion that any governmental approvals are required to consummate the Sale, then the closing of the Sale will take place on the earlier of (A) three Business Days following the receipt of such governmental approvals and (B) November 28, 2013, and (ii) the Stockholder shall be permitted to delay the consummation of the Sale, but not beyond December 21, 2013, to the extent necessary to not incur liability under the short-swing profit rules under Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder. At the closing of any Sale, the Stockholder will deliver to Sprint (a) if the Clearwire Shares to be sold are certificated, a certificate or certificates for the Clearwire Shares to be sold, in each case accompanied by stock powers with signatures guaranteed and all necessary stock transfer taxes paid and stamps affixed, if necessary, or (b) if the Clearwire Shares to be sold are not certificated, proper transfer instructions from the Stockholder or the Stockholder’s lawfully constituted attorney-in-fact, accompanied by evidence that all necessary stock transfer taxes have been paid and evidence of compliance with appropriate procedures for transferring shares in uncertificated form, in either case against receipt of the purchase price therefore by certified or official bank check or by wire transfer of immediately available funds.

(c) Sprint’s right to acquire Clearwire Shares pursuant to this Section 8 may be exercised, at Sprint’s option, by any direct or indirect wholly-owned subsidiary of Sprint, provided no such delegation to any such Person shall relieve Sprint of its obligations hereunder. If Sprint desires for a direct or indirect wholly-owned subsidiary of Sprint to acquire Clearwire Shares pursuant to this Section 8, Sprint will notify the Stockholder of such in the Termination Notice.

(d) If the Sale occurs and at any time prior to the one-year anniversary of the consummation of the Sale, Sprint or any of its Affiliates acquires all, but not less than all, of the outstanding shares of Clearwire Common Stock not held by Sprint or any of its Affiliates, whether by merger, tender offer, purchase or other similar transaction (a “Subsequent Transaction”) at a price per share of Clearwire Common Stock in excess of the price paid in the Sale, then within five Business Days of the consummation of any Subsequent Transaction, Sprint shall pay or cause to be paid to the Stockholder, for each Clearwire Share purchased in the Sale, the difference between the price per share of Clearwire Common Stock paid in the Sale and the price per share of Clearwire Common Stock paid in the Subsequent Transaction. In the event that the consideration paid by Sprint or any such Affiliate consists in whole or in part of Sprint common stock or other securities of Sprint (“Reference Securities”), the value of such Reference Securities that are publicly-traded shall be determined by the average of the closing price of such Reference Securities for the five trading days immediately preceding the closing of the Subsequent Transaction. If such Reference Securities are not publicly-traded, the value shall be determined in good faith by the board of directors of Sprint or any committee thereof. For the avoidance of doubt, any award in excess of the price paid in the Sale in an appraisal proceeding in the State of Delaware shall not entitle the Stockholder to any payment pursuant to this Section 8(d).

9. Releases.

(a) The Stockholder, for the benefit of Sprint and Starburst and each of Sprint’s and Starburst’s controlling persons, officers, directors, stockholders, agents, affiliates, subsidiaries, employees, attorneys, advisors and assigns, past, present and future, in their capacity as such (Sprint and Starburst and each such person being a “Company Released Person”), hereby forever fully, unconditionally and irrevocably releases, waives and forever discharges, and covenants not to sue, any of the Company Released Persons for any and all claims, causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, liabilities, rights, interests and demands of whatsoever kind or character (collectively, “Claims”) based on any event, fact, act, omission, or failure to act by the Company Released Persons, or any of them, whether known or unknown, occurring or existing prior to the execution of this Agreement, and arising out of or related to the Merger or the Merger Agreement and the Note Purchase Agreement and the transactions contemplated thereby; provided, however, that this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement.

(b) Each of Sprint and Starburst, for the benefit of the Stockholder and its controlling persons, officers, directors, stockholders, agents, affiliates, subsidiaries, employees, attorneys, advisors and assigns, past, present and future, in their capacity as such (each such person being a “Stockholder Released Person”), hereby forever fully, unconditionally and irrevocably releases, waives and forever discharges, and covenants not to sue, any of the Stockholder Released Persons, for any Claim based on any event, fact, act, omission or failure to act by such Stockholder Released Person, whether known or unknown, occurring or existing prior to the execution of this Agreement, and arising out of or related to the Merger or the Merger Agreement and the Note Purchase Agreement and the transactions contemplated thereby; provided, however, that this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement.

(c) It is the intention of the parties that the releases set forth above in subsections (a) and (b) of this Section 9 shall be effective as a bar to any and all matters released herein. In furtherance and not in limitation of such intention, the release described herein shall be, and shall remain in effect as, a full and complete release, notwithstanding the discovery or existence of any additional or different facts or claims. It is expressly understood and agreed that this Agreement is intended to cover and does cover not only all known facts and/or claims but also any further facts and/or claims not now known, suspected or anticipated, but which may later develop or should be discovered, including all the effects and consequences thereof.

(d) The foregoing releases shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party and each party’s predecessors, successors, assigns, shareholders, directors, officers, partners, employees, agents subsidiaries and affiliates.

(e) The Stockholder (with respect to Section 9(a)) and Sprint and Starburst (with respect to Section 9(b)) (collectively, the “Releasors”) (i) represents, warrants and acknowledges that such Releasor has been fully advised by his, her or its attorney of the contents of Section 1542 of the Civil Code of the State of California, and (ii) hereby expressly waives the benefits thereof and any rights such Releasor may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

9.A. Indemnification.

(a) Sprint agrees to indemnify, defend and hold harmless the Stockholder and its Affiliates and its and its Affiliates’ respective officers, directors, employees, members, partners, equityholders, agents and each other Person, if any, controlling it or any of its Affiliates (each an “Indemnified Person”) from and against any and all losses, claims, suits, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject under applicable Law or otherwise relating to, arising out of or in connection with this Agreement or its performance hereunder, or any Proceeding relating to the foregoing regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse each Indemnified Person for any documented reasonable legal or other expenses as they are incurred in connection with investigating, preparing, pursuing, responding to or defending any of the foregoing.

(b) Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings, such Indemnified Person shall, if a claim is to be made hereunder against Sprint in respect thereof, notify Sprint in writing of the commencement thereof; provided that (i) the omission to so notify Sprint shall not relieve Sprint from any liability or obligation which it may have hereunder except to the extent Sprint has been actually and materially prejudiced by such failure and (ii) the omission to so notify Sprint shall not relieve it from any liability which it may have to an Indemnified Person otherwise than on account of these indemnity provisions. In case any such Proceedings are brought against any Indemnified Person and it notifies Sprint of the commencement thereof, Sprint shall be entitled to participate therein and, to the extent that it may elect by written notice delivered to the Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to the Stockholder; provided that if the defendants in any such Proceedings include both the Indemnified Person and Sprint and the Indemnified Person with the advice of counsel shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to Sprint and that representation of both Sprint and the Indemnified Person would be inappropriate or inadvisable due to actual or potential differing interests between Sprint and such Indemnified Person, the Indemnified Person shall have the right to select separate counsel not reasonably disapproved by Sprint to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person and Sprint shall not have the right to assume the defense thereof. Upon receipt of notice from Sprint to such Indemnified Person of its election to so assume the defense of such Proceedings and approval by the Indemnified Person of counsel, Sprint shall not be liable to such Indemnified Person for expenses incurred by the Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation and of monitoring such Proceeding) unless (i) the Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that Sprint shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel), representing the Indemnified Persons who are parties to such Proceedings), (ii) Sprint shall not have employed counsel reasonably satisfactory to Stockholder to represent the Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) Sprint has authorized in writing the employment of counsel for the Indemnified Person.

(c) Sprint shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such Proceedings, Sprint agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested Sprint to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings, Sprint shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by Sprint of such request for reimbursement and (ii) Sprint shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. Sprint shall not, without the prior written consent of Stockholder, effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by an Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (b) does not include a statement as to an admission of fault, culpability or a failure to act by or on behalf of any such Indemnified Person, and (c) does not impose any restriction whatsoever on any Indemnified Person.

(d) Notwithstanding any other provision of this Agreement, Sprint shall not be obligated pursuant to the terms of this Agreement:

(i) to indemnify with respect to claims initiated or brought voluntarily by an Indemnified Person and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement; or

(ii) to indemnify an Indemnified Person for the payment of profits arising from the purchase and sale of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

(e) In the event of payment under these indemnity provisions, Sprint shall be subrogated to the extent of such payment to all of the rights of recovery of an Indemnified Person, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable Sprint effectively to bring suit to enforce such rights.

10. [Intentionally omitted]

11. Miscellaneous.

(a) Termination. This Agreement shall terminate upon the earliest to occur of: (i) the Effective Time; (ii) the consummation of all of the Sales pursuant to this Agreement; and (iii) the written agreement of the Stockholder and Sprint; provided, however, that the Stockholder shall have the right to terminate this Agreement as to itself by written notice to Sprint if the Third Amendment is executed and delivered by the parties thereto and thereafter the terms of the Merger Agreement are amended or modified to reduce the amount of the Merger Consideration or change the form of the Merger Consideration. With respect to the Stockholder, the period from the date of this Agreement up to and through the termination of this Agreement in accordance with the foregoing is referred to herein as the “Term” (it being understood, for the avoidance of doubt, that the term “Term” shall be determined on a Stockholder-by-Stockholder basis). Notwithstanding the foregoing, however, (i) Sections 8(d), 9, 9A and 11(c) through 11(q) shall not terminate and shall remain in full force and effect after termination of this Agreement and no termination of this Agreement shall relieve any of the parties hereto from the consequences of any breach of this Agreement by such party prior to the termination of this Agreement, and (ii) if by 5:00 p.m. EDT on June 20, 2013, Clearwire shall not have executed and delivered the Third Amendment, this Agreement shall automatically terminate without further action by the parties hereto.

(b) Further Assurances. From time to time, (i) at Sprint’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (without adverse consequences to the Stockholder) to consummate the transactions contemplated by this Agreement and (ii) at the Stockholder’s request and without further consideration, Sprint shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (without adverse consequences to it) to consummate the transactions contemplated by this Agreement.

(c) No Ownership Interest. Without limiting any rights of Sprint hereunder, and except in the case of the consummation of the Sales, all rights, ownership and economic benefits of and relating to the Clearwire Shares shall remain vested in and belong to the Stockholder, and Sprint shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Clearwire Shares, except in each case as otherwise provided herein.

(d) Expenses. All costs and expenses (including legal fees) incurred by Sprint in connection with the preparation and negotiation of this Agreement shall be paid by Sprint. Sprint shall promptly following the request from time to time by the Stockholder reimburse the Stockholder for its documented (consisting of only invoices and not supporting detail) expenses (including fees and expenses of counsel) incurred since December 17, 2012 in connection with or arising out of the transactions contemplated by the Merger Agreement or other publicly-announced offers to acquire Clearwire, and the negotiation, execution and delivery and performance of this Agreement, and filings with the SEC, provided that Sprint’s reimbursement obligation pursuant to this Section 11(d) and Section 11(d) of each other voting agreement executed as of the date hereof by members of the Stockholder’s 13D (the “13D”) filing group shall not exceed $1,000,000 in the aggregate.

(e) Notices; Designated Representative. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or sent by facsimile transmission (providing confirmation of such facsimile transmission) addressed as follows:

if to Sprint to:

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention:	General Counsel

Fax:	(913) 794-1432

with required copies to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention:	Michael J. Egan

Fax:	(404) 572-5100

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:	Thomas H. Kennedy Jeremy D. London

Fax:	(212) 735-2000

if to the Stockholder, to the address set forth on the Stockholder’s signature page hereto, with a copy to (which shall not constitute notice) to such other person as noted on such signature page;

or as to any addressee to such other address as shall be furnished in writing by such addressee, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received by such addressee at 9:00 a.m. (addressee’s local time) on the next Business Day.

(f) Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Definitions used herein are applicable to the singular as well as the plural forms of such terms and pronouns shall include the corresponding masculine, feminine or neuter forms.

(g) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by means of facsimile transmission or e-mailed signature pages, and the parties adopt any signatures so received as original signatures of the parties.

(h) Entire Agreement. This Agreement, together with the Merger Agreement as applicable, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

(j) Venue. The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely in the state or federal courts of the State of Delaware, (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement or the transactions contemplated hereby and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.

(k) Service of Process. Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

(l) Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY

JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

(m) Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of (i) the Stockholder and (ii) Sprint; provided that none of Section 9 of this Agreement, this Section 11(m) or Section 11(n) of this Agreement may be amended without an instrument in writing signed on behalf of Starburst. Each party may only waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party or parties that are the intended beneficiary or beneficiaries of such waiver. If Sprint shall offer to amend or modify any voting agreement executed as of the date hereof with any member of the Stockholders’ 13D filing group, Sprint shall offer to make the same amendments or modifications to this Agreement.

(n) Specific Performance. Sprint acknowledges and agrees that the Stockholder would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Sprint agrees that the Stockholder shall be entitled, without the necessity of posting any bond or security, any requirement for which is hereby waived by all parties hereto, to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which the Stockholder shall be entitled at law or in equity. The Stockholder acknowledges and agrees that Sprint (and Starburst, with respect to the provisions hereof applicable to it) would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Stockholder agrees that Sprint (and Starburst, with respect to the provisions hereof applicable to it) shall be entitled, without the necessity of posting any bond or security, any requirement for which is hereby waived by all parties hereto, to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which Sprint shall be entitled at law or in equity.

(o) Public Announcement; Disclosure. No Stockholder shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated herein without the prior written consent of Sprint, except that (i) a Stockholder may, without the prior consent of Sprint, issue or cause the publication of any press release or other public announcement (including an amendment to the 13D) to the extent that so doing is required by Law and (ii) the Stockholder will, upon the request of Sprint, confirm publicly that it has voted its Clearwire Shares in favor of the adoption of the Merger Agreement. The Stockholder hereby authorizes Sprint and Starburst to publish and disclose in any announcement or disclosure the execution of this Agreement and the transactions contemplated by this Agreement (including the nature of its commitments, arrangements and understandings under this Agreement). Each party will reasonably consult with the other parties hereto with respect to any proposed public announcement, including any 13D regarding the transactions contemplated by this Agreement.

(p) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(q) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by such party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Sprint shall be permitted to transfer its rights hereunder to any affiliate of Sprint, so long as Sprint continues to be liable for its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, successors and permitted assigns. This Agreement is not intended to confer any rights or remedies hereunder upon any person or entity other than (i) the parties hereto and (ii) with respect to Section 9 of this Agreement, the Company Released Persons and the Stockholder Released Persons.

(r) Ownership of Shares. Any obligation, covenant, undertaking or agreement of the Stockholder under this Agreement shall include an obligation, covenant, undertaking and agreement of the Stockholder to cause each of its controlled Affiliates to the extent such controlled Affiliates own or beneficially own Clearwire Shares to fully comply with such obligation, covenant, undertaking and agreement of such controlled Affiliate as if it were a party hereto. In the event that any controlled Affiliate of the Stockholder, rather than the Stockholder, owns Clearwire Shares, then so long as the Stockholder causes such controlled Affiliate to fully comply with all the Stockholder’s obligations, covenants, undertakings and agreements set forth in this Agreement with respect to such Clearwire Shares, and such controlled Affiliate does so fully comply with all of the obligations, covenants, undertakings and agreements set forth in this Agreement, all the representations, warranties, covenants and agreements of the Stockholder set forth in this Agreement with respect to such Clearwire Shares shall be deemed to be accurate or to have been duly complied with by the Stockholder, as the case may be. If any controlled Affiliate of the Stockholder does not fully comply with the Stockholder’s obligations, covenants, undertakings and agreements set forth in this Agreement, the Stockholder shall be liable for any such non-compliance.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

SPRINT NEXTEL CORPORATION

By:	/s/ Charles Wunsch
	Name:	Charles Wunsch
	Title:	General Counsel, Senior Vice President, Corporate Secretary

STARBURST II, INC. (solely for the purposes of Section 9, Section 11(m) and Section 11(n))

By:	/s/ Ronald D. Fisher
	Name:	Ronald D. Fisher
	Title:	President

STOCKHOLDER:

HIGHSIDE CAPITAL MANAGEMENT, L.P.

By:	Highside Management, LLC, its general partner

By:	/s/ H. Lee S. Hobson
Name:	H. Lee S. Hobson

Title:	Managing Member

with required copies to (which shall not constitute notice):

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Fax: 212-839-5599

Attn: Scott M. Freeman

Schedule A

Existing Clearwire Shares

Name of Stockholder	Number of Existing Clearwire Shares Beneficially Owned

Highside Capital Management, L.P.	13,199,348 shares of Class A Common Stock